UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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OMNICOM GROUP INC.
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OMNICOM GROUP INC.

SUPPLEMENT TO THE PROXY STATEMENT

FOR THE 2021 ANNUAL MEETING OF SHAREHOLDERS

On April 19, 2021, Omnicom Group Inc. sent the following email correspondence to certain of its shareholders regarding matters to be voted upon at the 2021 Annual Meeting of Shareholders.

April 19, 2021

This year, Omnicom received a shareholder proposal requesting a report on our political spending disclosure. As noted on pg. 86 of our proxy, our Board recently adopted a Political Contributions Policy which codifies our positions and formalizes the oversight and review processes for the limited number of political contributions that Omnicom’s agencies make. The policy is available on our website at www.omnicomgroup.com/about/corporate-governance. A few of the key highlights of our policy include:

●	Omnicom does not have a company-sponsored PAC and generally does not make corporate political contributions
●	In the rare event that monetary political contributions over $10,000 are requested to be made, we have a formal review process in place which requires approval by Omnicom’s worldwide CFO and each such contribution would be reported to our Board’s Governance Committee
●	The participation of Omnicom and its agencies as members of trade associations comes with the understanding that their membership does not represent agreement with the positions, views or objectives of the trade associations or of other members, but a belief that their support will help advance policy objectives aligned with the interests of Omnicom and its agencies

Additionally, in response to shareholder feedback, our Compensation Committee enhanced our executive compensation structure to strengthen alignment with our peers and the broader market, including by independently evaluating the annual cash incentive and long-term equity compensation going forward. Additionally, the Committee evaluated fiscal 2020 compensation in the context of the impact of the COVID-19 pandemic and determined that it was appropriate to measure performance against relative metrics only and to expand qualitative measures to take into account executives’ actions in response to the pandemic and progress made against DE&I initiatives.

You will find more information related to this enhanced program in the CD&A beginning on page 49 of our proxy.